China Green Agriculture, Inc. Reports First Quarter Fiscal Year
2010 Financial Results

•	Company Exceeds First Quarter FY2010 Revenue and EPS Guidance

•	Q1 FY2010 Sales Increase 27% to $11.3 million, Net Income increases 50% to $5.2 million with EPS of $0.24

•	Q1 FY2010 Gross Margin Increases to 62% from 56% Y-O-Y, Operating Margin Increases to 55% from 48% Y-O-Y

•	Company Increases Fiscal Year 2010 Guidance: Revenue, Net Income and EPS of at least $47.9 million, $19.7 million, and $0.88, respectively

•	Management to Host Earnings Conference Call on November 12 at 9:00 am ET

XI'AN, China, November 11 /PRNewswire-Asia-FirstCall/ -- China Green Agriculture, Inc. (NYSE Amex: CGA; "China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), today announced its financial results for the first fiscal quarter ending September 30, 2010.

Summary Results

Q1 2010 Results
	Q1 2010	Q1 2009	CHANGE
Net Sales	$11.3 million	$8.9 million	+27%
Gross Profit	$7.0 million	$5.0 million	+41%
Net Income	$5.2 million	$3.5 million	+50%
EPS (Basic and Diluted)	$0.24	$0.19	+27%
Weighted Shares Outstanding	21.6 million	18.4 million	+17%

First Quarter 2010 Results

Net sales for the first quarter of fiscal year 2010 totaled $11.3 million, up 27% from $8.9 million in the same quarter of fiscal year 2009. Jinong, which is the division that sells humic acid based compound fertilizers, accounted for 90% of our total net sales. The top three selling products accounted for 16% of the fertilizer sales. For the first quarter of fiscal year 2010, Jinong’s net sales increased $2.6 million, or 33.5%, to $10.2 million from $7.6 million for the same quarter of fiscal year 2009. This increase was primarily due to the increase in production capacity and the sales from more high-end products including our new highly-concentrated powdered fertilizer products. Sales volume increased 201 tons, or 5% to 4,315 tons in the first quarter of fiscal year 2010, versus 4,114 tons in the same period of fiscal year 2009. Sales from our Jintai division, namely top-grade fruits, vegetables, flowers and colored seedlings decreased 12.5% from a year ago and accounted for $1.1 million, or 10% of total net sales.

Gross profit for the first quarter of fiscal year 2010 totaled $7 million, an increase of 41% from $5 million in the same quarter of fiscal year 2009. Gross profit margin was 62% for the first quarter of fiscal year 2010, up from 56% a year ago.

Operating income for the first quarter of fiscal year 2010 was $6.2 million, up 44.5% from $4.3 million in the first quarter of fiscal year 2009. Operating margin was 55%, compared to 48% in the same quarter of fiscal year 2009.

Net income for the first quarter of fiscal year 2010 was $5.2 million, or $ 0.24 per basic and fully diluted share, up 50% compared with net income of $3.5 million, or $0.19 per basic and fully diluted share, during the same period in fiscal year 2009. In the first quarter of 2010, the weighted average shares outstanding were 21.6 million shares (which include shares issued from public offering in July 2009) versus 18.4 million shares in the year ago period.

“We are very pleased that our financial results have exceeded both our revenue and EPS guidance for the first quarter fiscal year 2010 which were driven by our new production line and sales of more high-end products, notably our highly-concentrated powdered fertilizer products", stated Mr. Tao Li, Chairman, President and Chief Executive Officer of China Green Agriculture. "While our margins have historically been the highest in the organic fertilizer industry, we were able to expand our margins due to the increasing sales of our new high margin products. The recent increase of our production capacity coupled with our growing nationwide distribution network will allow us to drive revenue and earnings throughout the year as we build on being one of the leading organic compound fertilizer producers in China.”

Financial Condition

As of September 30, 2009, the Company had $35.1 million in cash and cash equivalents, an increase of $17.4 million from June 30, 2009, primarily due to the net proceeds from the public offering in July 2009. The Company maintained short term loans of $2.2 million and shareholders' equity of $85.5 million. The Company had no long term debt as of September 30, 2009. Net accounts receivable stood at $11.7 million as of September 30, 2009 with trailing twelve month days sales outstanding of 86 compared to corresponding days sales outstanding of 92. For the fiscal quarter ending September 30, 2009, the Company had $4.3 million in cash flows from operating activities, while capital expenditures amounted to approximately $13.1 million primarily due to the purchase of land use rights for the expansion of the new greenhouse facility.

Revised 2010 Guidance

China Green Agriculture’s first 2010 fiscal quarter revenue of $11.3 million and EPS of $0.24 exceeded the high end of its previously announced revenue and EPS guidance for the first 2010 fiscal quarter  of $10.5 million to $11.2 million and $0.19 to $0.21, respectively, due to strong sales from its green fertilizer products.

For the second fiscal quarter ending December 31, 2009, management expects revenues of $10.4 million to $11.0 million, net income of $4.2 million to $4.6 million, and EPS of $0.18 to $0.20 per fully diluted shares, respectively. For the fiscal year ending June 30, 2010, management increased guidance and now expects revenues of $47.9 million to $49.8 million, net income of $19.7 million to $20.6 million, and EPS of $0.88 to $0.92 based on 22.6 million fully diluted shares, respectively. This guidance reflects the anticipated strong sales resulting from our increased production capacity as well as the expanded margins on high-end fertilizer products.

"We will continue to capitalize on the market opportunities within China's highly fragmented organic fertilizer industry supported by our expanded production capacity and our designated R&D platform," stated Mr. Li. “Our goal is to continue to introduce new high margin products to the market quickly, providing one of the most assorted product mixes of compound fertilizers available in China. We have boosted our marketing efforts with a focus on promoting the quality image of the "Jinong" brand through both distributors and retail stores in our effort to drive incremental revenue and earnings growth while continuing to expand both our gross and operating margins. We feel our recent initiatives will provide sustainable growth which will give us the capability to reach full utilization of our 55,000 metric ton capacity over the next three years while further gaining market share in China's green fertilizer market." Mr. Li concluded.

Conference Call

The Company will conduct a conference call at 9:00 a.m. ET on Thursday, November 12, 2009. Interested participants should call 1-877-407-9210 when calling within the United States or 1-201-689-8049 when calling internationally. When prompted by the operator, please mention "China Green Agriculture's First Quarter Fiscal Year 2010 Financial Results" to join the call.

Event:	CGA First Quarter Fiscal Year 2010 Conference Call
Date:	November 12, 2009
Time:	9:00 a.m. ET
US Dial In:	1-877-407-9210
Intl' Dial In:	1-201-689-8049
Conference ID#:	336896

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com ..

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com ..

A playback will be available through September 30, 2009. To listen, please call 1-877-660-6853 within the United States or 1-201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 336896.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid ("HA") based compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., ("Jinong"). Jinong produces and sells over 130 different kinds of fertilizer products per year. All of Jinong's fertilizer products are certified by the PRC government as green food production materials, as stated by the China Green Food Research Center. Jinong's fertilizers are mainly highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres). Jinong also has the capacity to produce highly concentrated powdered fertilizers. China Green Agriculture currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, 4 autonomous regions and 3 municipal cities in the PRC. The leading five provinces which collectively accounted for 36.4% of the Company's fertilizer revenue for the year ended June 30, 2009 are Shandong (9.5%), Shaanxi (8.3%), Heilongjiang (6.5%), Xinjiang (6.5%) and Anhui (5.9%). For more information, visit http://www.cgagri.com .

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, the impact of competitive products or pricing, changes in technology, additional financing requirements, development of new products, government approval processes, technological changes, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward- looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

    In the US:
    China Green Agriculture, Inc.
    Ms. Ying Yang, Chief Financial Officer
    Tel:   +1-626-623-2575
    Email: yangying@cgagri.com

    OR

    HC International, Inc.
    Ted Haberfield, Executive VP
    Tel:   +1-760-755-2716
    Email: thaberfield@hcinternational.net

    In China:

    China Green Agriculture, Inc.
    Mr. Jonnie Wang, Secretary of Board, Investor Relations Officer
    Tel:   +86-29-8826-6368
    Email: wangxilong@cgagri.com

- Financial Tables Follow –

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND JUNE 30, 2009
(UNAUDITED)

ASSETS

	September 30, 2009	June 30, 2009
Current Assets
Cash and cash equivalents	$35,156,962	$17,795,447
Restricted cash	58,813	83,579
Accounts receivable, net	11,709,073	8,167,715
Inventories	8,143,916	7,162,249
Other assets	160,826	129,213
Deferred offering cost	-	160,500
Advances to suppliers	77,423	95,255
Total Current Assets	55,307,013	33,593,958

Plant, Property and Equipment, Net	28,973,205	17,341,654

Construction In Progress	-	9,609,649

Intangible Assets, Net	11,734,412	1,073,165

Total Assets	$96,014,630	$61,618,426

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$595,166	$926,883
Unearned revenue	67,458	24,000
Other payables and accrued expenses	1,719,745	1,091,168
Advances from other unrelated companies	298,546	326,970
Amount due to related parties	69,464	31,160
Taxes payable	5,544,691	2,887,828
Short term loans	2,193,752	3,170,290
Total Current Liabilities	10,488,822	8,458,299

Common Stock, $.001 par value, 6,313,617 shares subject to redemption	-	20,519,255

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized, Zero
shares issued and outstanding	-	-
Common stock, $.001 par value, 115,197,165 shares authorized,
22,681,425 shares issued and outstanding (12,281,569 as of June 30,
2009)	22,682	12,282
Additional paid-in capital	49,712,354	2,060,162
Statuary reserve	4,026,529	3,468,530
Retained earnings	29,332,043	24,642,768
Accumulated other comprehensive income	2,432,200	2,457,130
Total Stockholders' Equity	85,525,808	32,640,872

Total Liabilities and Stockholders' Equity	$96,014,630	$61,618,426

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	2009	2008
Net sales	$11,276,820	$8,880,002
Cost of goods sold	4,317,862	3,930,893
Gross profit	6,958,958	4,949,109
Operating expenses
Selling expenses	215,672	216,376
General and administrative expenses	534,179	437,129
Total operating expenses	749,850	653,505
Income from operations	6,209,108	4,295,604
Other income (expense)
Other income (expense)	966	4,275
Interest income	29,266	140,395
Interest expense	(61,309)	(320,864)
Total other income (expense)	(31,077)	(176,194)
Income before income taxes	6,178,031	4,119,410
Provision for income taxes	930,757	621,483
Net income	5,247,274	3,497,927
Other comprehensive income
Foreign currency translation gain/(loss)	(24,930)	(6,179)
Comprehensive income	$5,222,344	$3,491,748

Basic weighted average shares outstanding	21,632,488	18,381,702
Basic net earnings per share	$0.24	$0.19
Diluted weighted average shares outstanding	21,650,546	18,381,702
Diluted net earnings per share	$0.24	$0.19

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	2009	2008
Cash flows from operating activities
Net income	$5,247,274	$3,497,927
Adjustments to reconcile net income to net cash
provided by operating activities

Issuance of stock options for compensation	-	25,133
Depreciation	444,215	368,094
Amortization	43,185	26,740
Decrease / (Increase) in current assets
Accounts receivable	(3,532,758)	(2,750,170)
Other receivables	(30,915)	8,258
Inventories	(974,125)	(2,583,908)
Advances to suppliers	17,933	(66,825)
Other assets	2,171	15,756
(Decrease) / Increase in current liabilities
Accounts payable	(332,626)	30,941
Unearned revenue	43,432	91,989
Tax payables	2,653,822	1,603,503
Other payables and accrued expenses	709,662	174,431
Net cash provided by operating activities	4,291,270	441,868

Cash flows from investing activities
Acquisition of plant, property, and equipment	(2,437,738)	(897)
Acquisition of intangible assets	(10,703,302)	-
Additions to construction in progress	-	(41,223)
Net cash used in investing activities	(13,141,040)	(42,120)

Cash flows from financing activities
Repayment of loan	(979,876)	(116,701)
Proceeds issuance of shares	27,143,338	-
Restricted cash	24,766	28,311
Net cash provided by / (used in) financing activities	26,188,228	(88,391)

Effect of exchange rate change on cash and cash equivalents	23,057	(4,671)
Net increase in cash and cash equivalents	17,361,515	306,686

Cash and cash equivalents, beginning balance	17,795,447	16,612,416
Cash and cash equivalents, ending balance	$35,156,962	$16,919,102

Supplement disclosure of cash flow information
Interest expense paid	$(61,309)	$(122,511)
Income taxes paid	$-	$-